Neuberger Berman Management Inc.
                                605 Third Avenue
                             New York, NY 10158-0180



December __, 2006


Lehman Brothers Institutional Liquidity Funds
605 Third Avenue
New York, New York 10158


Ladies and Gentlemen:

          In order to provide Lehman Brothers Institutional Liquidity Funds (the "Trust") with initial capital (the "Initial Interest"), we hereby purchase from the Trust [100,000] shares of the [_______] Class of the [________ Portfolio], a series of the Trust, at the price of $1.00 per share.

          We represent and warrant to the Trust that the shares of the Trust are being acquired for investment and not with a view to distribution thereof, and that we have no present intention to redeem or dispose of any of the shares.


                                                Very truly yours,


                                                Neuberger Berman Management Inc.



                                                By:_______________________
                                                Name:
                                                Title: